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                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, D C 20549

                                  Schedule 13G


                     Under the Securities Exchange Act of 1934
                                (Amendment No. 16)*


                               The Harper Group, Inc.
                                  (Name of Issuer)

                                   Common Stock
                          (Title of Class of Securities)

                                   413459-10-8
                                  (CUSIP Number)


Check the following box if a fee is being paid with this statement __.
(A fee is not required only if the filing person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that action of the Act but shall be subject to a11 other provisions of the Act (however, see the Notes).




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1  NAME OF REPORTING PERSON
   S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

   John Robinson
   S.S.  ####-##-####

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

   (a)
   (b)

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

NUMBER OF
SHARES       5      SOLE VOTING POWER

BENEFICIALLY
OWNED BY     6      SHARED VOTING POWER

EACH
REPORTING    7      SOLE DISPOSITIVE POWER
                      1,028,037

PERSON WITH  8      SHARED DISPOSITIVE POWER

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,028,037

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.5%

12 TYPE OF REPORTING PERSON*

        IN

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Item 1(a)          Name of Issuer:

                            The Harper Group, Inc.

Item 1(b)          Address of Issurer's Principal Executive Offices:

                            260 Townsend Street
                            San Francisco, California 94107

Item 2(a)          Name of Person Filing:

                            John H. Robinson

Item 2(b)          Address of Principal Business Office:

                            260 Townsend Street
                            San Francisco, California 94107

Item 2(c)          Citizenship:

                            United States

Item 2(d)          Title of Class of Securities:

                            Common Stock

Item 2(e)          CUSIP Number:

                            413459-10-8

Item 3             Rule 13d-1(b) or 13d-2(b):

                            Inapplicable

Item 4             Ownership

                   (a) Amount Beneficially Owned:    1,028,037

                   (b) Percent of Class:   6.5%


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                   (c) Number of Shares Which Such Person Has:

                      (i) sole power to vote or to direct the vote:

                     (ii) shared power to vote or to direct the vote:

                                      None

                    (iii) sole power to dispose or to direct the
                          disposition of:

                     (iv) shared power to dispose or to direct the
                          disposition of:

                                      None

Item 5              Ownership of Five Percent or Less of a Class:

                              Inapplicable

Item 6             Ownership of More than Five Percent on Behalf of
                   Another Person:

                              Inapplicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                              Inapplicable

Item 8             Identification and Classification of Members of the Group:

                              Inapplicable

Item 9             Notice of Disposition of Group:

                              Inapplicable

Item 10            Certification:

                              Inapplicable

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Signature:

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



_________________________
Date


___________________________________
John H. Robinson